Exhibit 99.1

CONTACTS: SOLERA NATIONAL BANCORP, INC. DOUGLAS CRICHFIELD, PRESIDENT & CEO (303) 937-6429 ROBERT J. FENTON, EVP & CFO (303) 202-0933	NEWS RELEASE

Solera National Bancorp Earns $242,000, or $0.09 per share, in 2011

LAKEWOOD, CO — January 30, 2012 — Solera National Bancorp, Inc. (OTCBB: SLRK), the holding company for Solera National Bank, today reported it earned $242,000, or $0.09 per share in 2011, compared to $134,000, or $0.05 per share a year ago.  Improving asset quality and a solid balance sheet contributed to profitability.  Net Income for the fourth quarter of 2011, was $166,000, or $0.07 per share, compared to $159,000, or $0.06 per share, in the preceding quarter and $416,000, or $0.16 per share in the fourth quarter a year ago.

“We are encouraged by our year end operating results reflecting our solid balance sheet, ample liquidity and improving asset quality,” said Douglas Crichfield, President and Chief Executive Officer.  “With strong capital and solid reserves, we will continue to focus on growing our franchise.

“We recently launched a residential mortgage program for well-qualified borrowers,” said Crichfield.  “The program fills a gap in the market for larger home loans which do not conform to U.S. government-sponsored agency underwriting standards.  Generally, they are large, fixed-rate term loans, with lower loan-to-value ratios that mature in three to seven years and amortize over a 25 year period.

“In addition, we will be ramping up our SBA programs for the growing small businesses in our communities,” added Crichfield.  “The SBA’s 504 program provides long-term, fixed-rate financing to acquire major fixed assets for expansion or modernization; and the SBA 7(a) loan program will provide funding for working capital needs, inventory financing and other operating purposes.”

Financial Highlights (at or for the quarter ended December 31, 2011)

•                                          2011 net income increased 81% to $242,000 from $134,000 in 2010;

•                                          The Bank’s capital ratios continue to significantly exceed regulatory requirements for a well-capitalized financial institution with total risk-based capital at 20.5%;

•                                          Total assets increased 4%, to $145.4 million, from a year ago;

•                                          Total deposits increased 7% year-over-year to $119.0 million, with noninterest-bearing demand deposits growing 88% from a year ago;

•                                          Tangible book value per share, excluding unrealized gains on securities, improved to $7.26 up from $7.19 the preceding quarter and $7.10 a year earlier;

•                                          Solera’s tangible common equity ratio, excluding unrealized gains on securities, was 12.7% at year-end 2011.

Balance Sheet and Credit Quality

Solera National Bancorp’s total assets increased 3% to $145.4 million at December 31, 2011, from $140.7 million at September 30, 2011, and grew 4% from $140.1 million at December 31, 2010.

The investment securities portfolio totaled $83.2 million at December 31, 2011, up 9% from $76.3 million at December 31, 2010.  The investment portfolio was comprised primarily of U.S. Government-sponsored Agency mortgage-backed bonds.

Gross loans totaled $55.6 million at the end of the fourth quarter 2011, compared to $55.7 million at September 30, 2011, and $58.9 million at the end of the fourth quarter a year ago.  “While loan originations are still trending below normal, we are beginning to see more inquiries and activity,” commented Crichfield.  “We anticipate that we will start gaining lending traction in 2012 and believe the new residential mortgage product offering, combined with a strengthening economy, will support this effort.”

Solera’s loan portfolio was well diversified at the end of 2011 with commercial real estate loans, including owner-occupied and non-owner-occupied, accounting for 68% of the loan portfolio, commercial and industrial loans representing 11%, residential real estate loans 19% and construction loans totaling 2% of the loan portfolio.  Commercial real estate concentrations are substantially below regulatory guidance.

Total deposits grew 7% to $119.0 million at December 31, 2011, from $111.0 million in the year ago quarter and rose 6% from $112.6 million in the preceding quarter.  Core deposits, excluding certificates of deposits, accounted for 60% of total deposits at the end of December 2011.

Non-performing loans declined to $0.6 million at December 31, 2011, representing 1.10% of gross loans, compared to $1.0 million, or 1.77% of gross loans at September 30, 2011, and $2.1 million, or 3.60% of gross loans at December 31, 2010.  Non-performing assets (NPAs) stood at $2.4 million, or 1.64% of total assets at December 31, 2011, compared to $1.9 million, or 1.34% of total assets at the end of September 2011, and $4.0 million, or 2.82% of total assets a year ago.  “Our asset quality continues to improve with our NPAs declining 118 basis points from a year ago,” said Robert J. Fenton, Executive Vice President and Chief Financial Officer.  “However, other real estate owned (OREO) increased to $1.8 million in the fourth quarter of 2011.  We now have two properties in OREO and, at this point, do not expect to incur any loss upon disposition.”

The allowance for loan and lease losses at December 31, 2011, was unchanged from the preceding quarter at $1.1 million, or 1.92% of total loans, representing a healthy coverage ratio of 174.92% of non-performing loans.

Shareholders’ equity was $19.0 million and tangible book value, excluding unrealized gains on available-for-sale securities, was $7.26 a share at December 31, 2011.  Solera’s tangible common equity, excluding unrealized gains on securities, was 12.7% of tangible assets at the end of December 2011.

Review of Operations

Net interest income, before the provision for loan and lease losses, declined to $945,000 in the fourth quarter of 2011, from $1.0 million in the third quarter of 2011, and $1.1 million in the fourth quarter a year ago.  Net interest income for 2011, was flat at $4.2 million for 2011 and 2010.

The net interest margin (NIM) compressed to 2.66% for the fourth quarter of 2011, compared to 2.99% for the third quarter of 2011 and 3.21% in the fourth quarter a year earlier.  For the 2011 year, the NIM declined 11 basis points to 3.03% from 3.14% in 2010.  The NIM compression experienced during the year was primarily due to lower yields from the investment portfolio given the shape of the yield curve and historically low interest rates.  The Bank successfully restructured its Federal Home Loan Bank fixed rate advances during the fourth quarter of 2011 which lowered cost of funds while extending the final maturity.

The provision for loan and lease losses in the fourth quarter of 2011 was $25,000, compared to $10,000 recorded in the third quarter of 2011, and $35,000 in the fourth quarter a year ago.  For the full year, Solera provisioned only $155,000, compared to $1.1 million for 2010.  “The lower provision expense recorded in 2011 was a function of improving asset quality,” remarked Crichfield.

Total noninterest income was $332,000 in the fourth quarter of 2011.  In the preceding quarter noninterest income totaled $327,000, and $494,000 in the fourth quarter a year ago.  In 2011, noninterest income was $920,000, compared to $1.4 million in 2010.  “We continue to actively manage our investment portfolio to generate liquidity and minimize interest rate risk.  When appropriate, the sale of securities is one tool we use to manage interest rate risk and augment other income,” Fenton noted.  “Our securities portfolio is comprised of high-quality bonds with relatively short maturities.”

Noninterest expense in the fourth quarter of 2011fell 9% to $1.1 million from $1.2 million in the preceding quarter, and was down 4% compared to the fourth quarter of 2010.  Noninterest expense in 2011 was $4.7 million compared to $4.4 million in 2010.

2012 Metro Denver Economic Review

The final months of 2011 showed signs of improvement in the Denver Metro economy, such as a drop in unemployment to 8.1% and an increase in home sales and residential building permits.  “While there are still factors holding back significant growth, there are plenty more that are helping kick-start the economy. Consumer confidence is on the rise and the University of Colorado Boulder Leed’s Business Confidence Index indicates promising expectations from Colorado business leaders for 2012,” notes Tom Clark, CEO of the Metro Denver EDC.  “Additionally, our housing market is on the upturn, and OwnAmerica.com CEO Greg Rand cited Denver as the place to invest in housing, due to the area’s quality of life, young and educated residents, and high in-migration patterns.”

About Solera National Bancorp, Inc.

Solera National Bancorp, Inc. was incorporated in 2006 to organize and serve as the holding company for Solera National Bank which opened for business on September 10, 2007.  Solera National Bank is a traditional, community, commercial bank with a specialized focus serving the Hispanic market.  It prides itself in delivering personalized customer service — welcoming, inclusive and respectful — combined with leading-edge banking capabilities.  The Bank is also actively involved in the community in which it serves.  For more information, visit http://www.solerabank.com.

Cautions Concerning Forward-Looking Statements

This press release contains statements that may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  The statements contained in this release, which are not historical facts and that relate to future plans or projected results of Solera National Bancorp, Inc. (“Company”) and its wholly-owned subsidiary, Solera National Bank (“Bank”), are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied.  These risks and uncertainties can include the risks associated with the ability to grow the Bank and the services it provides, the ability to successfully integrate new business lines and expand into new markets, competition in the marketplace, general economic conditions and many other risks described in the Company’s Securities and Exchange Commission filings.  The most significant of these uncertainties are described in our Annual Report on Form 10-K and Quarterly reports on Form 10-Q all of which any reader of this release is encouraged to study (including all amendments to those reports) and exhibits to those reports, and include (but are not limited to) the following: the Company has a limited operating history upon which to base an estimate of its future financial performance; the Bank’s failure to implement its business strategies may adversely affect the Company’s financial performance; the continuation of the economic downturn may have an adverse effect on the Company’s financial performance; and the Company is subject to extensive regulatory oversight.  We undertake no obligation to update or revise any forward-looking statement. Readers of this release are cautioned not to put undue reliance on forward-looking statements.

SOLERA NATIONAL BANCORP, INC.

CONSOLIDATED BALANCE SHEETS

(unaudited)

($000s)	12/31/11	9/30/11	12/31/10
ASSETS
Cash and due from banks	$1,445	$283	$936
Federal funds sold	355	—	—
Interest-bearing deposits with banks	1,357	357	266
Investment securities, available-for-sale	83,195	81,877	76,313
FHLB and Federal Reserve Bank stocks, at cost	1,134	1,148	1,168
Gross loans	55,645	55,710	58,897
Net deferred (fees)/expenses	(77)	(58)	(75)
Allowance for loan losses	(1,067)	(1,069)	(1,175)
Net loans	54,501	54,583	57,647
Premises and equipment, net	599	623	731
Accrued interest receivable	584	566	759
Other real estate owned	1,776	903	1,838
Other assets	420	312	489
TOTAL ASSETS	$145,366	$140,652	$140,147

LIABILITIES AND STOCKHOLDERS’ EQUITY
Noninterest-bearing demand deposits	$3,550	$2,792	$1,891
Interest-bearing demand deposits	9,355	10,480	11,605
Savings and money market deposits	58,854	61,505	57,132
Time deposits	47,225	37,793	40,327
TOTAL DEPOSITS	118,984	112,570	110,955

Securities sold under agreements to repurchase and federal funds purchased	253	387	343
Accrued interest payable	56	66	91
FHLB borrowings	6,500	8,500	10,000
Accounts payable and other liabilities	534	491	433
TOTAL LIABILITIES	126,327	122,014	121,822

Common stock	26	26	26
Additional paid-in capital	26,146	26,138	25,980
Accumulated deficit	(7,640)	(7,806)	(7,882)
Accumulated other comprehensive income	507	280	201
TOTAL STOCKHOLDERS’ EQUITY	19,039	18,638	18,325
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$145,366	$140,652	$140,147

SOLERA NATIONAL BANCORP, INC.

CONSOLIDATED INCOME STATEMENTS

(unaudited)

				For the
	For the Three Months Ended			Twelve Months Ended
($000s, except per share data)	12/31/11	9/30/11	12/31/10	12/31/11	12/31/10
Interest and dividend income
Interest and fees on loans	$788	$841	$878	$3,300	$3,381
Investment securities	510	578	698	2,407	2,959
Dividends on bank stocks	10	8	9	35	41
Other	2	2	1	7	10
Total interest income	1,310	1,429	1,586	5,749	6,391

Interest expense
Deposits	323	343	429	1,389	1,905
FHLB borrowings	40	51	59	197	261
Other borrowings	2	2	5	11	17
Total interest expense	365	396	493	1,597	2,183

Net interest income	945	1,033	1,093	4,152	4,208

Provision for loan and lease losses	25	10	35	155	1,110
Net interest income after provision for loan and lease losses	920	1,023	1,058	3,997	3,098

Noninterest income
Customer service and other fees	16	16	19	68	74
Other income	1	3	—	6	16
Gain (loss) on sale of other real estate owned	—	(25)	—	(25)	10
Gain (loss) on available-for-sale securities	315	333	475	871	1,338
Total noninterest income	332	327	494	920	1,438

Noninterest expense
Salaries and employee benefits	559	613	569	2,489	2,325
Occupancy	130	135	140	525	558
Professional fees	81	129	107	436	426
Other general and administrative	316	314	320	1,225	1,093
Total noninterest expense	1,086	1,191	1,136	4,675	4,402

Net income	$166	$159	$416	$242	$134

Earnings per share	$0.07	$0.06	$0.16	$0.09	$0.05
Tangible book value per share	$7.26	$7.19	$7.10	$7.26	$7.10
Net interest margin	2.66%	2.99%	3.21%	3.03%	3.14%

Asset Quality:
Non-performing loans to total loans	1.10%	1.77%	3.60%	1.10%	3.60%
Non-performing assets to total loans and OREO	4.16%	3.34%	6.52%	4.16%	6.52%
Non-performing assets to total assets	1.64%	1.34%	2.82%	1.64%	2.82%
Allowance for loan losses to total loans	1.92%	1.92%	2.00%	1.92%	2.00%
Allowance for loan losses to non-performing loans	174.92%	108.42%	55.42%	174.92%	55.42%
Other real estate owned	$1,776	$903	$1,838	$1,776	$1,838

Selected Financial Ratios:
Tier 1 leverage ratio (1)	11.2%	11.5%	11.2%	11.2%	11.2%
Tier 1 risk-based capital ratio (1)	19.2%	19.9%	17.4%	19.2%	17.4%
Total risk-based capital ratio (1)	20.5%	21.2%	18.7%	20.5%	18.7%

(1) Solera National Bank only